BIOLASE REPORTS 2015 THIRD QUARTER RESULTS

IRVINE, CA (November 4, 2015) — BIOLASE, Inc. (NASDAQ:BIOL), the global leader in dental lasers, today reported its financial results for the third quarter and nine months ended September 30, 2015.

Selected highlights of the 2015 third quarter include:

•	Worldwide revenue of $11.2 million was down $1.5 million, or 12% year over year, largely attributable to $0.7 million lower imaging revenue, and $0.6 million lower service revenue (e.g. training and service agreements) related to a favorable change in accounting estimate made in Q3 2014 to recognize deferred training revenue over a shorter time period that resulted in a one-time increase in the prior year.

•	Worldwide WaterLase® revenue was down 5% year over year and 2% sequentially, related to slower sales in the U.S. while International WaterLase revenue was flat year over year and grew 20% sequentially.

•	Worldwide diode laser system revenue grew 11% year over year, including a 5% increase in the U.S. and 16% increase internationally.

•	Operating expenses were flat with last year’s third quarter and lower by $2.0 million or 19% from last quarter with the largest reductions in G&A expenses.

President and CEO Harold Flynn, Jr., stated “the Company’s core laser franchise remained flat in the third quarter, with international sales increasing 5% year over year, offset by a 6% decline in U.S. sales during the same period. The third quarter is typically a relatively lower revenue quarter as dentists take summer vacations throughout the U.S. and Europe limiting our effective selling days. Despite these trends, we were encouraged by our third quarter revenue for worldwide diode systems, which grew 11% year over year, with the U.S. sales growing 5% and international sales growing 16%.

“We continued to focus our energies on strengthening leadership, worldwide competitiveness, and attention to our professional customers and their patients in Third Quarter 2015,” Flynn added. “We also focused heavily on activities to improve our cash flow, including operating expenses during the quarter. In September 2015, we streamlined operations and reduced payroll-related and consulting-related expenses by approximately $2.4 million, net, on an annualized basis. Total expenses related to this restructuring during Third Quarter 2015 totaled approximately $246,000. We will begin to realize the favorable impact of these cost saving measures in the fourth quarter of 2015 and throughout 2016.”

Third Quarter and Nine-Month Financial Results
Net revenue for the third quarter of 2015 was $11.2 million, compared to net revenues of $12.7 million for the third quarter of 2014. The quarter-over-quarter decrease of 11.6% was principally due to decreases in domestic imaging systems revenue, domestic and international services revenue, consumables and other revenue, and domestic license fees and royalty revenue. Worldwide laser systems revenue remained steady with a slight decrease of approximately $20,000, or 0.3%, quarter-over-quarter. The quarter-over-quarter decrease was also impacted by a change in accounting estimate totaling approximately $708,000 of recognized income during the third quarter of 2014 (the “2014 Change in Accounting Estimate”) related to changing our revenue recognition for deferred training service revenue from 24 months to nine months.

Net revenue for the nine months ended September 30, 2015 was $34.0 million, compared to net revenues of $34.4 million for the nine months ended September 30, 2014. The overall year-over-year decrease resulted from decreases in domestic imaging systems revenue and services revenue primarily associated with the 2014 Change in Accounting Estimate, partially offset by increases in domestic and international laser system revenue, consumables and other revenue and license fees and royalty revenue. Laser systems revenue increased by approximately $1.4 million, or 6.8%, while net revenue from imaging systems decreased by approximately $1.7 million or 51.6%.

Gross profit as a percentage of revenue typically fluctuates with product and regional mix, selling prices, material costs and revenue levels. Gross profit as a percentage of net revenue for the third quarter and nine months ended September 30, 2015 was 30.1% and 30.3%, respectively, compared to 42.4% and 38.0%, respectively, for the same prior year periods. The decline was mainly attributable to the 2014 Change in Accounting Estimate, increased international sales volume and increased promotions related to this year’s launches of the WaterLase® iPlus™ 2.0 and EPIC X™. Third quarter and nine months ended September 30, 2015 gross profit related to international sales denominated in foreign currency was negatively impacted by the stronger U.S. dollar when compared with the same prior year periods.

Total operating expenses in the third quarter and nine months ended September 30, 2015 were $8.7 million and $27.9 million, respectively, compared to $8.7 million and $27.2 million for the same prior year periods. The increases in this year’s operating expenses were due to a combination of increased spending in engineering and development for new product development and support of existing products and technologies, along with increased spending in sales and marketing on product promotions, building brand awareness and some internal corporate organizational restructuring activities. The increases were partially offset by decreased spending in general and administrative expenses attributable to decreased legal expenses, and a credit related to a favorable legal settlement with a competitor recorded in the first quarter of 2015.

The net loss for the third quarter and nine months ended September 30, 2015 was $5.3 million and $17.8 million, respectively, or a $0.09 and $0.31 loss per share, respectively, compared to a net loss of $3.5 million and $14.8 million, or $0.08 and $0.38 loss per share, for the same prior year periods. The increase in net loss was primarily due to lower gross profit margins and increased operating expenses in 2015 as compared to 2014.

After removing interest income, net of $21 thousand, income tax provision of $44 thousand, non-cash depreciation and amortization expenses of $265 thousand and non-cash stock-based compensation expenses of $621 thousand, the adjusted non-GAAP net loss for this year’s third quarter totaled $4.4 million, or a loss of $0.08 per share, compared with a non-GAAP net loss of $3.0 million, or a loss of $0.07 per share, during the prior year third quarter. The non-GAAP net loss totaled $14.9 million, or a loss of $0.25 per share, for the nine months ended September 30, 2015 compared with a non-GAAP net loss of $12.7 million, or a loss of $0.33 per share, for the same prior year period.

Liquidity and Capital Resources
As of September 30, 2015, BIOLASE had approximately $22.0 million in working capital. Cash and restricted cash equivalents at the end of the third quarter 2015 were $15.4 million, compared to $31.6 million on December 31, 2014. Net accounts receivable totaled $9.2 million at September 30, 2015, as compared to $9.0 million at December 31, 2014.

Senior Vice President and Chief Financial Officer David Dreyer commented, “the Company’s cash and cash equivalents total of $15.4 million as of September 30, 2015 reflected the Company using $4.7 million of cash during the quarter, which was $900 thousand more cash usage than the previous quarter, mostly from our revenue in the quarter coming in lower than expected. As a result, we took immediate action during the third quarter to further reduce our operating expenses by $2.4 million (on an annualized basis), which will start being realized next quarter and throughout 2016. These reductions were in addition to spending cuts made previously, as was reflected in this quarter’s operating expenses coming in $2.0 million lower than the prior quarter. We are also projecting sequential revenue growth in the fourth quarter (historically a strong quarter) which is expected to improve cash flow.”

Conference Call
As previously announced, the Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its operating results for the third quarter and nine months ended September 30, 2015, and to answer questions. To listen to the conference call live via telephone, dial 1-877-407-4019 from the U.S. or, for international callers, dial 1-201-689-8337, approximately 10 minutes before the start time. To listen to the conference call live via the Internet, visit the Investors section of the BIOLASE website at www.biolase.com.

About BIOLASE, Inc.
BIOLASE, Inc. is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine and also markets, sells, and distributes dental imaging equipment, including digital x-rays and CAD/CAM scanners. BIOLASE’s products are focused on technologies that advance the practice of dentistry to both the dentist and their patients. The Company’s proprietary laser products incorporate approximately 260 patented and 100 patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold approximately 29,700 laser systems to date. Laser products under development address the Company’s core dental market and other adjacent medical and consumer markets.

For updates and information on WaterLase® iPlus™ and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, LinkedIn at www.linkedin.com/company/biolase, Google+ at www.google.com/+BIOLASEIrvine, Instagram at www.instagram.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and WaterLase® are registered trademarks of BIOLASE, Inc.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements contained in this press release that refer to BIOLASE’s estimated or anticipated future results or other non-historical facts are forward-looking statements, as are any statements in this press release concerning prospects related to BIOLASE’s strategic initiatives and anticipated financial performance. Forward-looking statements can also be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations regarding existing trends, our strategic initiatives, the closing of the private placement and expected use of proceeds and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors affecting BIOLASE’s business. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that may be detailed, from time-to-time, in BIOLASE’s reports filed with the SEC. BIOLASE does not undertake any responsibility to revise or update any forward-looking statements contained herein.

For further information, please contact:

BIOLASE, Inc.	DresnerAllenCaron
David Dreyer Chief Financial Officer	Rene Caron (Investors) 949-474-4300

ddreyer@biolase.com rcaron@dresnerallencaron.com

888-424-6527	Len Hall (Media) 949-474-4300 lhall@dresnerallencaron.com

(Financial Tables Follow)

BIOLASE, INC.

	-	-	-	-	-	-	-	-	-	-	-
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended						Nine Months Ended
—						-
	September 30						September 30
—						-
	2015			2014			2015			2014
—			-			-			-

Products and services revenue	$	11,200		$	12,673		$	33,786		$	34,292

License fees and royalty revenue		34			41			172			126

Net revenue		11,234			12,714			33,958			34,418

Cost of revenue		7,853			7,321			23,666			21,355

Gross profit		3,381			5,393			10,292			13,063

Operating expenses:

Sales and marketing		4,039			3,862			13,536			11,886

General and administrative		2,860			3,474			9,363			11,867

Engineering and development		1,756			1,276			5,533			3,227

Excise tax		78			76			231			205

Legal settlement		—			—			(731)			—

Total operating expenses		8,733			8,688			27,932			27,185

Loss from operations		(5,352)			(3,295)			(17,640)			(14,122)

Gain (loss) on foreign currency		32			(135)			(97)			(166)
transactions

Interest income (expense), net		21			(37)			44			(452)

Non-operating loss, net		53			(172)			(53)			(618)

Loss before income tax provision		(5,299)			(3,467)			(17,693)			(14,740)

Income tax provision		44			28			127			81

Net loss		$(5,343)			$(3,495)			$(17,820)			$(14,821)

Net loss per share:

Basic		$(0.09)			$(0.08)			$(0.31)			$(0.38)

Diluted		$(0.09)			$(0.08)			$(0.31)			$(0.38)

Shares used in the calculation of net loss
per share:

Basic		58,204			42,403			58,177			38,851

Diluted		58,204			42,403			58,177			38,851

BIOLASE, INC.

	-	-	-	-	-
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

		September 30			December 31

	2015			2014

		unaudited			audited

ASSETS

Current assets:

Cash and cash equivalents	$	15,194		$	31,560

Restricted cash equivalent		200			—

Accounts receivable, less allowance of		9,243			9,004
$1,888 in 2015 and $1,711 in 2014

Inventory, net		14,119			12,508

Prepaid expenses and other current assets		1,526			1,726

Total current assets		40,282			54,798

Property, plant and equipment, net		3,118			1,295

Intangible assets, net		65			114

Goodwill		2,926			2,926

Other assets		758			270

Total assets	$	47,149		$	59,403

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$	9,309		$	8,357

Accrued liabilities		5,902			5,188

Customer deposits		105			112

Deferred revenue, current portion		2,984			2,494

Total current liabilities		18,300			16,151

Deferred tax liabilities		723			677

Deferred revenue, long-term		171			—

Capital lease obligation		201			—

Warranty accrual, long-term		1,059			519

Other liabilities, long-term		351			—

Total liabilities		20,805			17,347

Stockholders’ equity:

Preferred stock, par value $0.001		—			—

Common stock, par value $0.001		58			58

Additional paid-in capital		187,529			185,231

Accumulated other comprehensive loss		(747)			(557)

Accumulated deficit		(160,496)			(142,676)

Total stockholders’ equity		26,344			42,056

Total liabilities and stockholders’ equity	$	47,149		$	59,403

BIOLASE, INC.

Reconciliation of GAAP Net Loss to Non-GAAP Net Loss
(unaudited, in thousands, except per share data)

	Three Months Ended				Nine Months Ended

	September 30				September 30

	2015		2014		2015		2014

GAAP net	$	(5,343)	$	(3,495)	$	(17,820)	$	(14,821)
loss

Adjustments:

Interest (income) expense, net...		(21)		37		(44)		452

Income tax provision.....................		44		28		127		81

Depreciation and amortization expense		265		177		589		529

Stock-based compensation, other equity instruments,		621		301		2,256		1,010
and other non-cash compensation expense.....................

Non-GAAP net loss...	$	(4,434)	$	(2,952)	$	(14,892)	$	(12,749)

GAAP net loss per share, basic and diluted...	$	(0.09)	$	(0.08)		$(0.31)		$(0.38)

Adjustments:

Interest expense		—		—		—		0.01

Income tax provision.....................		—		—		0.01		—

Depreciation and amortization expense		—		—		0.01		0.01

Stock-based compensation, other equity instruments,		0.01		0.01		0.04		0.03
and other non-cash compensation expense.....................

Non-GAAP net loss per share, basic and diluted	$	(0.08)	$	(0.07)		$(0.25)		$(0.33)

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